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                                                                     EXHIBIT 5.1


April 15, 1999

Board of Directors
Texas Micro Inc.
5959 Corporate
Houston, Texas 77036

Gentlemen:

     We have acted as counsel to Texas Micro Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to an aggregate of 250,000 shares (the "Shares") of the Company's common stock, par value $0.40 per share (the "Common Stock"), pursuant to the Company's 1993 Employee Stock Purchase Plan (the "Plan").

     In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, on information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

     Based on the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares will, when issued in accordance with the terms of the Plan, be duly authorized, fully paid and validly issued.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,



                                  ANDREWS & KURTH L.L.P.